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               [LETTERHEAD OF AMERICAN REAL ESTATE PARTNERS, L.P.]

Contact: John P. Saldarelli
         Secretary and Treasurer
         914-242-7700

                              FOR IMMEDIATE RELEASE

AMERICAN REAL ESTATE PARTNERS, L.P. ANNOUNCES THE PROPOSAL OF AN AMENDMENT TO ITS PARTNERSHIP AGREEMENT TO PERMIT IT TO MAKE NON-REAL ESTATE INVESTMENTS.

MT. KISCO, NEW YORK -- June 21, 1996 -- American Real Estate Partners, L.P. (NYSE:ACP) ("AREP") today announced that the Board of Directors of its General Partner (the "Board") approved an amendment to AREP's partnership agreement which will permit AREP to make non-real estate investments. Mr. Carl C. Icahn is Chairman of the Board of the General Partner and controls High Coast Limited Partnership ("High Coast"), which beneficially owns approximately 50.6% of AREP's Depositary Units. High Coast has indicated to AREP that it will consent to such amendment, which requires approval of a majority in interest.

The Amendment will permit AREP to invest in securities issued by companies that are not necessarily engaged as one of their primary activities in the ownership, development or management of real estate and to further diversify its portfolio while remaining in the real estate business. In making its announcement, AREP noted that it intends to continue to seek to invest its assets available for investment in undervalued assets in the real estate market, including residential development projects, land parcels for future residential and commercial development, non-performing loans, commercial properties, real estate securities including limited partnership units and securities issued by real estate investment trusts and real estate operating and development companies, which transactions may include those from and with affiliates of the General Partner provided the terms thereof are fair and reasonable to the Partnership. While AREP believes opportunistic real estate investments continue to remain available, such investments have become more competitive to source and the increased competition has had an adverse impact on the spreads and the ability to find quality assets that provide returns sought by AREP. In approving the Amendment, the Audit Committee of the Board received a study from Coopers & Lybrand L.L.P. which, among other things, confirmed AREP's view that the availability of capital and competition in the real estate markets has increased significantly over the last 12 to 24 months, making it more difficult to earn higher yields sought by AREP.

AREP believes that it is in the best interests of AREP and its unitholders for AREP to be permitted to invest a portion of AREP's funds in assets outside the real estate market that may provide returns on its funds in excess of those available to AREP in the current real estate market or those currently received on investments in government securities. AREP also noted it will conduct its activities in such a manner so as not to be deemed an investment company under the Investment Company Act of 1940. Generally, this means that no more than 40% of AREP's total assets will be invested in securities. AREP further noted that it intends not only to use its available cash to make investments, but also to sell some of its existing portfolio properties and to use these proceeds to reinvest in undervalued assets, whether real estate related or otherwise.

AREP noted in its preliminary Information Statement filed today with the Securities and Exchange Commission that it is in a unique position to utilize the expertise of Carl Icahn, the Chairman of the Board of its General Partner and its principal Unitholder, and Icahn's affiliates. AREP anticipates that under Icahn's guidance it will pursue appropriate opportunities in undervalued situations for the purpose of maximizing returns and diversifying its portfolio. Such transactions may include transactions with affiliates of Icahn, provided the terms thereof are fair and reasonable to the Partnership. AREP reported that Mr. Icahn had confirmed that neither he nor his affiliates would receive any fees from the Partnership for services rendered in connection with non-real estate related investments by the Partnership. AREP noted that, although risks exist in this policy and there can be no assurances of positive results, it continues to seek to enhance long-term unitholder value through investment.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate, with the primary focus on office, retail, industrial, hotel and residential properties.